                                                                    EXHIBIT 4.68


                          ACKNOWLEDGEMENT AND AGREEMENT

BETWEEN:

LENDER: ROYAL BANK ASSET BASED FINANCE, A DIVISION OF ROYAL BANK OF
        CANADA, ("LENDER")

NAME OF BORROWERS:       FALLS MOUNTAIN COAL INC. ("FMC")

NAME OF THIRD PARTY:     RIDLEY TERMINALS INC. ("RIDLEY")

RE:     TERMINAL SERVICES AGREEMENT BETWEEN RIDLEY AND FMC

WHEREAS:

Ridley operates a terminal facility for the handling of bulk commodities on Ridley Island, Prince Rupert, British Columbia ("TERMINAL").

Ridley has entered into a Terminal Services Agreement with FMC dated for reference November 15, 2005 ("SERVICES AGREEMENT"); pursuant to which Ridley has agreed to handle FMC's low volatile or semi-anthracite coal ("COMMODITY") which is produced by FMC at its Willow Creek mine in Pine Valley, British Columbia ("MINE"), including the provision that Ridley shall store the Commodity.

The Lender has entered into certain financing transactions with FMC ("BORROWER") and the Lender has been or will be granted a security interest in, inter alia, all of the inventory of the Commodity produced from the Mine ("INVENTORY") and accounts receivable ("ACCOUNTS") of the Borrower.

In consideration of the Lender extending credit to FMC and other good and valuable consideration, the receipt and sufficiency of which Ridley hereby acknowledges, the PARTIES AGREE AS FOLLOWS:

1.   Ridley acknowledges that:

     (a) the Services Agreement is valid and in full force and effect and has not been assigned to any person whatsoever; and

     (b) it is not aware of any default under the Services Agreement as at the date hereof.

2. Ridley agrees that at any time Ridley gives notice of default to FMC under the Services Agreement it will provide a copy of such notice to the Lender at 320 Front St West, 11th floor, Toronto, Ontario, M5V 3B6. Attention:
     Asset Based Finance, by registered mail or facsimile ((416) 974-0716))

3. The Lender shall have the right, but not the obligation, to cure any default, if any, under the Services Agreement within a period of 30 days from the date of receipt by the Lender of a notice (a "RIDLEY NOTICE") pursuant to Subsection 2. Any payment made, or act done, by the Lender to cure any default under the Services Agreement shall not constitute an assumption by the Lender of that agreement or any obligations of FMC thereunder.

4. For so long as FMC is not in default under the Services Agreement, and for the 30 day period referred to in Section 3 above, Ridley on written direction from the Lender, agrees not to deliver the Inventory as directed by FMC and, instead, agrees to hold the Inventory subject to the Lender's further direction, and to deliver the Inventory as may be reasonably directed by the Lender, at the Lender's cost, provided, that the Lender indemnifies Ridley in full for all liabilities and expenses incurred by Ridley for following the Lender's direction, and provided the Lender pays all amounts owing to Ridley by FMC. For greater certainty, if the Lender directs Ridley to deliver the Inventory to a location other than on board a vessel the Lender shall pay to Ridley the full amount of the throughput rate payable under the Services Agreement in respect of such Inventory as if such Inventory had been loaded onto a vessel, together with the costs incurred by Ridley in effecting delivery of the Inventory to the location requested by the Lender.

5. The Lender, including its authorized agents or representatives, shall upon reasonable advance notice and subject to compliance with Ridley's security, safety and other requirements, have access to the Terminal at any time and from time to time during Ridley's normal business hours to inspect the Inventory.

6. Ridley shall have no liability to FMC if it complies with any written direction from the Lender or any provision of this Acknowledgement and Agreement and FMC agrees that it will continue to pay to Ridley all amounts owing to Ridley under the Services Agreement.

7. The Lender or its authorized agents or representatives may, at any and all times:

     (a) request that Ridley provide the Lender, at the Lender's cost, to view at Ridley's office upon reasonable advance notice and subject to compliance with Ridley's security, safety and other requirements, any and all of FMC's books and records and other information or data of FMC, if any, held by Ridley, including, without limitation, information and data from any of FMC's computer equipment or systems and any and all of FMC's information, data and records stored electronically, and any other information in relation to collecting or otherwise dealing with any of the Accounts, and Ridley must provide such access to books, records, information and data within a reasonable time period so long as it retains possession of such books, records, information and data, regardless of whether or not FMC is in default of any of its obligations to Ridley or the Services Agreement has been terminated; and

     (b) during normal business hours of Ridley, provided the Lender has settled in full all obligations of FMC to Ridley, the Lender may upon reasonable advance notice and subject to compliance with Ridley's security, safety and other requirements, enter upon and use the Terminal for the purpose of taking possession of the Inventory being stored at the Terminal, including without limitation that the Lender or its authorized agents or representatives can inspect or remove from the

          Terminal any or all of the Inventory free and clear of any right of restraint or mechanic's or other lien of Ridley.

8. This Acknowledgement and Agreement (i) may be executed in any number of counterparts by facsimile transmission, each of which counterparts shall be deemed to be originals and all of which when taken together shall form one and the same agreement, (ii) shall be governed by and in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and (iii) shall enure to the benefit of the Lender and its successors and assigns, and shall be binding upon the successors and assigns of Ridley.

         IN WITNESS WHEREOF, the parties to this Acknowledgement and Agreement have executed and delivered this Acknowledgement and Agreement with effect as of the 23rd day of December, 2005.

                               RIDLEY TERMINALS INC.


                               Per: /s/ Greg Slocombe
                                    --------------------------------------------
                                        Authorized Signatory I have authority to
                                        Bind the corporation

                               FALLS MOUNTAIN COAL INC.

                               Per: /s/ Martin Rip
                                    --------------------------------------------
                                        Authorized Signatory
                                        I have authority to bind the corporation

                               ROYAL BANK ASSET BASED FINANCE, a
                               division of Royal Bank of Canada

                               By:  /s/ Marcelle Fernandes
                                    --------------------------------------------
                                        Name: Marcelle Fernades
                                        Title:  Portfolio Manager

                               By:  /s/ Tro DerBedrossian
                                    --------------------------------------------
                                        Name: Tro DerBedrossian
                                        Title:  Manager, Underwriting



                                       3